Exhibit 99.1

[NATCO Logo] PRESS RELEASE

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Group Inc. Announces Organization Changes, Realignment of Segment Reporting

Houston, Texas, USA (January 3, 2008) NATCO Group Inc. (NYSE: NTG) announced today certain changes to its senior management organization and its financial segment reporting for 2008. These moves are designed to enhance management's execution of the Company's strategic plans and to capture growth opportunities in its global business.

John U. Clarke, Chairman and Chief Executive Officer, said, "Success to date in pursuing the strategic objectives of globalizing our business through the deployment of industry leading technologies; expanding the sale of process and control equipment and systems and related aftermarket sales and services; and leveraging our core manufacturing, distribution and services capabilities has resulted in significant growth and value creation for our shareholders. This growth has been achieved through the dedication of an experienced management team and added bench strength. The changes to our organization and segment definitions reflect the changing focus of our business and the need to manage it with clearly defined roles and responsibilities aligned with our strategies and consistent with our commitment to financial transparency."

The following assignments are effective immediately:

Corporate

Mr. Clarke will remain in his current position and has entered into a new, three-year employment agreement, effective January 1, 2008.

Patrick M. McCarthy will remain President and Chief Operating Officer and also has entered into a new employment agreement with a primary term of three years, effective January 1, 2008.

Joseph H. Wilson has been named Senior Vice President - Global Ventures with primary responsibility for expanding global marketing initiatives, including South America, Mexico, the Company's recently announced Saudi Arabian joint venture and other global marketing initiatives targeted for future expansion. Joseph F. Titzer has joined the company as Country Manager for Saudi Arabia.

J. Scott Thompson has been promoted to Senior Vice President - Human Resources and Administration and will be responsible for global resource requirements, training and development, recruiting and staffing. Steve McKenzie has jointed NATCO as Director, US Human Resources.

Katherine P. Ellis, Senior Vice President and General Counsel, and Bradley P. Farnsworth, Senior Vice President and Chief Financial Officer, will continue in their present positions. Mr. Farnsworth will take on the additional oversight responsibility of the Company's global supply chain management function, headed by Allan Lindsay, Vice President - Global Procurement and Supply Chain Management. Mr. Farnsworth will also oversee the implementation of the Company's new Enterprise Resource Planning system.

Business Segments

Robert A. Curcio has been named Executive Vice President - Integrated Engineered Solutions and will have primary responsibility for this newly formed segment. Knut Eriksen has been named Senior Vice President - Global Execution and will be responsible for the execution and delivery of all oil, water and gas built-to-order projects on a worldwide basis.

C. Frank Smith will continue as Executive Vice President - Standard & Traditional Equipment with primary responsibilities for the Company's standard and traditional equipment sales and service activities in the Americas. Brian Berdusco, Vice President - Manufacturing, will assume responsibility for all of the Company's manufacturing facilities in North America and worldwide. Kirk D. Branom, Vice President - Sales and Services, will be responsible for all branch sales, service and aftermarket support throughout North America. Ryan Chase has been named Country Manager for Canada.

David R. Volz has been named Executive Vice President - Automation & Controls and will continue to have primary responsibility for the segment and additional responsibility for worldwide aftermarket parts sales and services for NATCO Group Inc. Greg Jean, formerly General Manager of NATCO Canada, has been named Vice President of Automation & Controls.

Messrs. Clarke, McCarthy, Curcio, Smith, Volz, Ms. Ellis, and Messrs. Eriksen, Farnsworth, Thompson and Wilson will continue to constitute the Company's senior corporate leadership team.

In light of these organizational changes, beginning in 2008, NATCO will consolidate all of its global built-to-order (BTO) business and related activities, formerly reported in its Gas Technologies segment and, in part, in its Oil & Water Technologies segment, into a single financial reporting segment. As a result, activities related to the sale of standard and traditional equipment and aftermarket parts sales and services, formerly reported as part of the Oil & Water Technologies segment, will now report as a standalone segment. The Company's Automation and Controls segment remains unchanged. Accordingly, beginning with its financial report for the first quarter of 2008, the Company will report results based on the following defined segments:

Integrated Engineered Solutions will include sales and related activities associated with all built-to-order projects delivered to global markets; including oil, water and gas technologies as well as the Company's West Texas CO2 processing facility.

Standard & Traditional Equipment Sales and Service will include sales and related activities associated with the sale of standard and traditional equipment, aftermarket parts sales and services.

Automation & Controls will include sales and related activities associated with the sale of control panels, packaged automation systems and field services.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.